As filed with the Securities and Exchange Commission on June 30, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2210668
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 S. Capital of Texas Highway

Suite B-200

Austin, Texas 78746

(Address of Principal Executive Offices)

HealthTronics 2004 Equity Incentive Plan, as amended

(Full Title of the Plan)

James S. B. Whittenburg

Senior Vice President — Development, General Counsel and Secretary

1301 S. Capital of Texas Highway

Suite B-200

Austin, Texas 78746

(512) 328-2892

(Name and Address of Agent for Service)

Copy to:

Timothy L. LaFrey

Akin Gump Strauss Hauer & Feld LLP

300 W. 6th Street, Suite 2100

Austin, Texas 78701

(512) 499-6200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	950,000	$12.36	$11,742,000	$1,382.03

(1)	Issuable upon the exercise of options or awards available for grant under the HealthTronics 2004 Equity Incentive Plan, as amended. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) under the Securities Act and calculated on the basis of the average of the high and low sales prices of the common stock of the Registrant on June 24, 2005, as reported on The Nasdaq National Market, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to each participant as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by HealthTronics with the Commission are hereby incorporated by reference in this Registration Statement:

•	HealthTronics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 16, 2005;

•	HealthTronics’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed May 10, 2005;

•	HealthTronics’ Current Reports on Form 8-K, filed January 11, 2005, January 25, 2005, February 11, 2005, March 2, 2005, March 4, 2005, March 25, 2005, April 15, 2005, April 29, 2005 and June 1, 2005, and a Current Report on Form 8-K/A, filed January 20, 2005; and

•	The description of the HealthTronics’ outstanding common stock contained in HealthTronics’ Form 8-A/A, filed November 15, 1999, which incorporates by reference HealthTronics’ Pre-Effective Amendment Number One to Form SB-2, filed January 26, 1999.

All documents filed by HealthTronics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or later incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

HealthTronics is organized under the laws of the State of Georgia and is governed by the Georgia Business Corporation Code, as in effect or hereafter amended, or the OCGA. Section 14-2-852 of the OCGA requires that HealthTronics indemnify a director “who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.” Section 14-2-857 of the OCGA requires that a corporation indemnify officers under the same standard.

Section 14-2-851 of the OCGA provides that HealthTronics may indemnify a director or officer who is a party to a proceeding against liability incurred in the proceeding if (i) the director or officer conducted himself or herself in good faith, and (ii) the director or officer reasonably believed: (A) in the case of the conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

HealthTronics’ amended and restated articles of incorporation provide that no director shall have any personal liability to HealthTronics or its shareholders for monetary damages for breach of duty of care or the other duties of a director except (i) for any appropriation, in violation of his or her duties, of any business opportunity of HealthTronics, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of the law, (iii) for liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the OCGA or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may limit HealthTronics and its shareholders from holding a director personally liable for certain acts or omissions.

In addition to the foregoing provisions, the amended and restated articles of incorporation provide that if at any time the OCGA shall have been amended to authorize further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the OCGA, as so amended, without further action by the shareholders, unless the provisions of the OCGA, as amended, required further action by the shareholders; and any repeal or modification of the foregoing provisions of the OCGA shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

HealthTronics’ amended and restated articles of incorporation provide that the corporation shall indemnify to the fullest extent permitted by the OCGA any person who has made, or is threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation or serves, or served, at the request of the corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise. In addition, the corporation shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings in advance of the final disposition of such proceedings, to the fullest extent permitted by the OCGA.

HealthTronics maintains directors and officers liability insurance, which insures against liabilities that directors or officers of HealthTronics may incur in such capacities.

HealthTronics has entered into indemnification agreements with each director and executive officer of the company that contractually obligate HealthTronics to indemnify such directors and executive officers against liabilities they may incur in the performance of their duties to the fullest extent permitted by law.

If certain payments under employment agreements and board service and release agreements between HealthTronics and its officers and directors are deemed to be excess parachute payments under Section 280G of the Internal Revenue Code, the recipients of those payments will be subject to a 20% excise tax on such amounts, if any, under Section 4999 of the Internal Revenue Code, and HealthTronics will be denied a deduction with respect to the same amounts. Pursuant to the terms of some of the employment agreements and board service and release agreements, HealthTronics has agreed to indemnify recipients of the payments for the payment of the excise tax and any resulting additional excise or income tax. The amounts paid by HealthTronics pursuant to the indemnification provisions will also not be deductible by HealthTronics.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Articles of Incorporation of HealthTronics (incorporated by reference to Annex D to HealthTronics’ Registration Statement on Form S-4, filed July 2, 2004, Registration No. 333-117102).

4.2	HealthTronics’ Amended and Restated Bylaws (incorporated by reference to Annex E to HealthTronics’ Registration Statement on Form S-4, filed July 2, 2004, Registration No. 333-117102).

5.1*	Opinion of Miller & Martin PLLC regarding legality of the securities to be registered.

23.1*	Consent of Miller & Martin PLLC (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of KPMG LLP. Independent Registered Public Accounting Firm.

24.1*	Power of Attorneys (included on the signature page of this Registration Statement).

*	filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed which the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 30th day of June, 2005.

HEALTHTRONICS, INC.

By:	/s/ Brad A. Hummel
Brad A. Hummel
Chief Executive Officer and President

POWER OF ATTORNEYS

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Brad A. Hummel, John Q. Barnidge and James S. B. Whittenburg as his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Name	Title	Date
/s/ Brad A. Hummel Brad A. Hummel	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2005

/s/ John Q. Barnidge John Q. Barnidge	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2005

/s/ R. Steven Hicks R. Steven Hicks	Director	June 30, 2005

Name	Title	Date
/s/ Donny R. Jackson Donny R. Jackson	Director	June 30, 2005

/s/ Timothy J. Lindgren Timothy J. Lindgren	Director	June 30, 2005

/s/ William A. Searles William A. Searles	Director	June 30, 2005

/s/ Kenneth S. Shifrin Kenneth S. Shifrin	Director	June 30, 2005

/s/ Perry M. Waughtal Perry M. Waughtal	Director	June 30, 2005

/s/ Argil J. Wheelock Argil J. Wheelock, M.D.	Director	June 30, 2005

/s/ Mark G. Yudof Mark G. Yudof	Director	June 30, 2005

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of HealthTronics (incorporated by reference to Annex D to HealthTronics’ Registration Statement on Form S-4 filed, July 2, 2004, Registration No. 333-117102).

4.2	HealthTronics’ Amended and Restated Bylaws (incorporated by reference to Annex E to HealthTronics’ Registration Statement on Form S-4, filed July 2, 2004, Registration No. 333-117102).

5.1*	Opinion of Miller & Martin PLLC regarding legality of the securities to be registered.

23.1*	Consent of Miller & Martin PLLC (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorneys (included on the signature page of this Registration Statement).

*	filed herewith